Exhibit 10.2

December 21, 2006

Joseph L. Boutin

Re: Employment Agreement

Dear Joe:

      It is with mixed emotions that the Board accepts your resignation from your position as President of Merchants Bancshares, Inc. ("Merchants"), effective January 1, 2007. However, we are pleased that you will continue to serve as a Special Advisor to the Board of Directors following the conclusion of your tenure as President.

This letter agreement sets forth the terms of your continued employment as Special Advisor, as follows:

      1.    Employment. You will be employed as a Special Advisor to the Board of Directors, commencing January 1, 2007, and continuing until August 31, 2012, unless your employment is terminated sooner in accordance with Section 4 below. This letter agreement may be renewed only upon mutual agreement of the parties.

      As Special Advisor your duties will include (a) advising the Board, Merchants' President and other members of senior management on various issues and Merchants matters, as determined by the Board; (b) serving as a liaison between the Board and senior management on various Merchants matters; (c) spearheading special projects as directed by the Board; (d) engaging in legislative activities as determined by the Board to be in Merchants' best interests; and (e) such other duties as the Board may from time to time direct. You will devote such working time and efforts as are reasonably necessary for the performance of such responsibilities. You may engage in any other activities, for remuneration or otherwise, that are not inconsistent with your responsibilities to Merchants or the terms of this letter agreement.

      Merchants shall provide you with office space, telephone and telecopier equipment and service, support staff and assistance, and other facilities and services as are reasonably necessary for the performance of your responsibilities under this letter agreement and as are generally made available to other senior executives of Merchants. In addition, Merchants shall continue to provide you with appropriate home office equipment so that you may perform these duties remotely.

      2.    Compensation. Merchants shall compensate you at the rate of $25,800.00 per year, payable in equal installments on Merchants' regularly scheduled paydays. This salary may be adjusted from time to time in the same manner as the salary of other senior executives of Merchants. In addition, Merchants will promptly reimburse you for all

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reasonable travel and other business expenses you may incur in connection with your responsibilities hereunder, upon submission of appropriate supporting documentation. It is agreed that this amount will be increased each year, if necessary, to allow you to use your full salary as a contribution to your health and dental insurance plan costs and Merchants' 401(k) plan.

      3.    Benefit Plans. Subject to any applicable limitations or standards for eligibility or participation, you shall be entitled to participate in Merchants' health and dental insurance programs and 401(k) Plan, on such terms as similarly situated senior executives may participate.

4. Termination of Employment.

      (a)    Events Causing Termination. Your employment hereunder shall continue until August 31, 2012, unless terminated earlier as follows: (i) by your death; (ii) by Merchants, at its option, upon written notice to you, upon your physical or mental incapacity or inability to perform services as contemplated hereby (as reasonably determined by Merchants' Board of Directors) for a period of at least 180 days; (iii) by Merchants, at its option, upon written notice to you, for Cause (as defined in Section 4(b) below); (iv) by the Merchants, at its option, without Cause, upon 60 day's prior written notice to you; (v) by you, at your option, for Good Reason (as defined in Section 4(b) below), upon written notice to Merchants; or (vi) by you, without Good Reason, upon sixty (60) days' prior written notice to the Merchants.

(b) Cause, Good Reason and Change in Control Defined. For purposes of this letter agreement, the terms "Cause," "Good Reason" and "Change in Control" have the following meanings:

      "Cause" means (a) fraud, embezzlement or other misappropriation by you of funds or property of the Merchants; (b) your conviction of any felony, or your conviction of any misdemeanor involving a crime of theft, trust, or dishonesty; (c) any gross misconduct by you that is injurious in any material respect to Merchants; (d) your failure to perform in any material respect any of your material obligations under this letter agreement; or (e) a breach of your fiduciary duties as an employee of Merchants; but, "Cause" shall not be deemed to exist under clauses (c), (d) or (e) unless Merchants shall have given notice to you specifying in reasonable detail your acts or omissions that Merchants alleges would constitute Cause and you fail to rescind any such act or cure any such omission within fifteen (15) days after delivery of the notice.

      "Good Reason" means (a) a material reduction of your title, authority, duties or responsibilities as stated in this agreement; (b) your salary is reduced for any reason other than in connection with the termination of your employment hereunder; (c) Merchants' requiring you to be based in any specific location; (d) there is a Change in Control of Merchants; or (e) Merchants otherwise materially breaches, or is unable to perform, its obligations under this letter agreement. "Good Reason" shall not be deemed to exist unless you shall have given notice to Merchants specifying in reasonable detail

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Merchants' acts or omissions that you allege would constitute Good Reason and Merchants shall have failed to rescind any such act or cure any such omission within fifteen (15) days after delivery of the notice.

      "Change in Control" means (a) a merger or consolidation of Merchants into another organization following which Merchants is not the surviving entity; (b) a merger or consolidation of Merchants following which fewer than one-half of the members of the board of directors of the merged organization were members of the Board of Directors of Merchants immediately preceding the merger or consolidation; or (c) a sale by Merchants of all or substantially all of its assets.

(c) Adjustments Upon Early Termination.

      (i)    If your employment with Merchants is terminated by Merchants for Cause, or because of death, disability or incapacity, or because you quit without Good Reason, then all further compensation and benefits provided to you under this agreement will cease as of the date of such termination, and Merchants will pay you (or your beneficiary) the portion of your salary that is accrued but unpaid, any vacation that is accrued but is unused, and any business expenses that are unreimbursed, in each case determined as of the date of termination and payable as soon as administratively possible.

      (ii)    If your employment with Merchants is terminated by Merchants without Cause, or if you quit for Good Reason before the expiration of the term of this letter agreement, then all further compensation and benefits provided to you under this agreement will cease as of the date of such termination, and Merchants will pay you the sum of any payments that would have been paid to you or on your behalf, whether as salary, fringe benefits or otherwise, under this letter agreement, in a single lump sum amount with the dollar amount "grossed-up" so that you will effectively receive such amount without the effect of local, state or federal income taxation. Prior to payment of this lump sum amount, you will execute and deliver to Merchants a release in form and substance reasonably satisfactory to Merchants under which you release Merchants, any of its affiliated entities, and all directors, officers, employees and agents for any claims or causes of action relating to or arising from your employment with the Merchants or your termination of employment with Merchants, excluding any claims related to Merchants' obligations to make payments pursuant to express terms of this letter agreement.

(d) No Duty to Mitigate. You will not be required to mitigate the amount of any compensation provided for in Section 4(c), by seeking other employment or otherwise.

5. Confidentiality.

(a) As used in this letter agreement, the term "Confidential Information" means all confidential and proprietary information of Merchants disclosed

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to you by Merchants in the course of your employment, except information that: (i) was previously known to you prior to such disclosure; (ii) was public knowledge at the time of such disclosure; or thereafter becomes public knowledge other than through your fault; or (iii) is lawfully disclosed or made available to you by a third-party having no obligation to Merchants to maintain the confidentiality of such information.

      (b)    You will maintain the confidentiality of all Confidential Information, which will remain the exclusive property of Merchants and will be used by you exclusively for purposes of performing your responsibilities hereunder. Unless previously authorized by Merchants in writing, you will not disclose or use Confidential Information for any other purpose.

      (c)    You will promptly deliver to Merchants, upon termination of your employment with Merchants, or at the Merchants' earlier request, (i) all documents and other tangible media in your possession or control that contain or reflect Confidential Information, and (ii) all other documents or items belonging to Merchants.

      6.    Non-Competition and Non-Solicitation. During the term of this letter agreement, and for a period of twelve (12) months after your employment is terminated for any reason, whether by you or by Merchants, you will not in Vermont, Maine, Massachusetts, New Hampshire or Connecticut, either directly or indirectly, as a director, trustee, officer, employee, consultant, or otherwise, engage in any business or perform any services for any commercial, for-profit entity which is in direct competition with Merchants. You also agree that during the term of this letter agreement and for a period of twelve (12) months after your employment is terminated for any reason, whether by you or by the Merchants, you will not, directly or indirectly, solicit any Merchants employee to leave his or her employment with Merchants.

      7.    Equitable Relief. You acknowledge that any breach by you of your obligations under Sections 5 and 6 of this letter agreement would cause substantial and irreparable damage to Merchants, and that money damages would be an inadequate remedy thereafter. Accordingly, you acknowledge and agree that Merchants will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the violation of such obligations, without any bond or other security being required and without the necessity of showing actual damages. If either party commences suit against the other, the unsuccessful party shall be liable to pay the costs of such action, including reasonable attorney's fees and costs. If any of the restrictive covenants set forth in this letter agreement are found by a court to be unreasonable because overly broad as to scope of restriction for industry description, time period, geographic area or otherwise, then and in that case such restrictions shall nevertheless remain effective but shall be considered amended in such manner so as to make the restriction reasonable as determined by such court and as so amended shall be enforced.

      8.    Entire Agreement. This Agreement embodies the entire agreement and understanding between us relating to the subject matter hereof and supersedes any other agreements on this matter, and there are no covenants, promises, agreements, conditions

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or understandings, oral or written, except as herein set forth. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom such amendment, waiver or discharge is to be enforced.

      If this letter agreement accurately sets forth our agreement with respect to the terms of your employment as a Special Advisor to the Board of Directors, please confirm your agreement by countersigning the enclosed duplicate original of this letter agreement and returning it to the attention of the undersigned. This letter agreement will then constitute an agreement under seal, governed by the internal laws of the State of Vermont.

We all look forward to continuing a mutually rewarding relationship.

Very truly yours,

Merchants Bancshares, Inc.

By:	/s/ Raymond C. Pecor, Jr., Chairman

Duly Authorized Agent

Accepted and Agreed
This 21st day of	December 21, 2006

/s/ Joseph L. Boutin

Joseph L. Boutin

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